Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Essex Corporation of our report dated December 14, 2006, on our audit of the financial statements of Adaptive Optics Associates, Inc. as of and for the year ended December 31, 2005, which report appears in the Essex Corporation Form 8-K/A to be filed on or about December 15, 2006.

/s/ Stegman & Company

Baltimore, MD

December 15, 2006